EXECUTION

Exhibit 4.1

MQ ASSOCIATES, INC.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION
(AS SUCCESSOR TO WACHOVIA BANK, NATIONAL ASSOCIATION)
as Trustee

SUPPLEMENTAL INDENTURE

Dated as of January 15, 2008

to

Indenture

Dated as of August 24, 2004

12¼% SENIOR DISCOUNT NOTES DUE 2012

THIS SECOND SUPPLEMENTAL INDENTURE, dated as of January 15, 2008 (this “Supplemental Indenture”), is by and between MQ Associates Inc., a Delaware corporation (the “Issuer”), and Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association), as trustee (the “Trustee”).

WHEREAS, the Issuer and the Trustee have entered into that certain Indenture dated as of August 24, 2004 (as amended by the First Supplemental Indenture dated as of August 15, 2005, the “Indenture”), providing for the issuance of 12¼% Senior Discount Notes due 2012 (the “Notes”);

WHEREAS, the Issuer originally issued $136.0 million in aggregate principal amount at maturity of the Notes;

WHEREAS, Section 9.2 of the Indenture provides that the Indenture may be amended with the consent of the Holders of a majority in principal amount at maturity of the Notes then outstanding (including without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes);

WHEREAS, the Issuer desires and has requested the Trustee to join with it in entering into this Supplemental Indenture for the purpose of amending the Indenture in certain respects as permitted by Section 9.2 of the Indenture;

WHEREAS, the execution and delivery of this Supplemental Indenture has been authorized by the Board of Directors of the Issuer;

WHEREAS, (1) the Issuer has received the consent of the Holders of a majority in principal amount at maturity of the outstanding Notes and have satisfied all other conditions precedent, if any, provided under the Indenture to enable the Issuer and the Trustee to enter into this Supplemental Indenture, all as certified by an Officers’ Certificate, delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture as contemplated by Section 9.6 of the Indenture, and (2) the Issuer has delivered to the Trustee simultaneously with the execution and delivery of this Supplemental Indenture an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 9.6 of the Indenture; and

NOW, THEREFORE, in consideration of the above premises, each party hereby agrees, for the benefit of the others and for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE I

DEFINITIONS

Section 1.1                                   Deletion of Definitions and Related References.  Section 1.1 of the Indenture is hereby amended to delete in their entirety all terms and their respective definitions for which all references are eliminated in the Indenture as a result of the amendments set forth in Article II of this Supplemental Indenture and all cross references to the provisions or definitions in the Indenture that have been deleted as a result of this Supplemental Indenture.

ARTICLE II

AMENDMENTS TO INDENTURE

Section 2.1                                   Amendments to the Indenture.  The Indenture is hereby amended by:

(i)                                     deleting the following sections of the Indenture and all references thereto in the Indenture in their entirety:

Section 3.2 (SEC Reports)

Section 3.3 (Limitation on Indebtedness)

Section 3.4 (Limitation on Restricted Payments)

Section 3.5 (Limitations on Liens)

Section 3.6 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

Section 3.7 (Limitation on Sales of Assets and Subsidiary Stock)

Section 3.8 (Limitation on Affiliate Transactions)

Section 3.9 (Change of Control)

Section 3.10 (Limitation on Sale of Capital Stock of Restricted Subsidiaries)

Section 3.11 (Future Subsidiary Guarantors)

Section 3.12 (Limitation on Lines of Business)

Section 3.13 (Maintenance of Office or Agency)

Section 3.15 (Payment of Taxes and Other Claims)

Section 3.17 (Compliance Certificate)

Section 3.18 (Further Instruments and Acts)

Section 3.19 (Statement by Officers as to Default)

Sections 4.1(2), 4.1(3), 4.1(5), 4.1(A)(ii), 4.1(A)(iii) and 4.1(B) (Merger and Consolidation)

Sections 6.1(3), 6.1(4), 6.1(5), 6.1(6), 6.1(8) and 6.1(9) (Events of Default)

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1                                   Indenture.  Except as amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.  Subject to Section 10.1 of the Indenture, in the case of conflict between the Indenture and this Supplemental Indenture, the provisions of this Supplemental Indenture shall control.

Section 3.2                                   Severability.  In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.3                                   Capitalized Terms.  Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture.

Section 3.4                                   Effect of Headings.  The Article and Section headings used herein are for convenience only and shall not affect the construction of this Supplemental Indenture.

Section 3.5                                   Trustee Makes No Representations.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 3.6                                   Certain Duties and Responsibilities of the Trustee.  In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.7                                   Governing Law.  THIS SUPPLEMENTAL INDENTURE AND THE NOTES WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, AS APPLIED TO CONTRACTS MADE AND PERFORMED WITHIN THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.  Each of the parties hereto agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of, or relating to, this Supplemental Indenture or the Notes.

Section 3.8                                   Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent one and the same agreement.

Section 3.9                                   Successors.  All agreements of the Issuer and the Trustee in this Supplemental Indenture and the Notes shall bind their respective successors.

Section 3.10                            Effectiveness.  This Supplemental Indenture shall be effective upon execution hereof by the Company and the Trustee; provided, however, that the provisions of Articles I and II of this Supplemental Indenture shall be operative at the time MQ Associates accepts for purchase at least a majority in aggregate principal amount at maturity of the outstanding Notes issued under the Indenture.

Section 3.11                            Endorsement and Change of Form of Notes.  Any Notes authenticated and delivered after the close of business on the date that this Supplemental Indenture becomes effective may be affixed to, stamped, imprinted or otherwise legended by the Trustee, with a notation as follows:

“Effective as of January 15, 2008, the restrictive covenants of the Issuer and certain of the Events of Default have been eliminated, as provided in the Second Supplemental Indenture, dated as of January 15, 2008.  Reference is hereby made to said Second Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

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IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year written above.

MQ ASSOCIATES, INC.

By:	/s/ Todd E. Andrews
	Name:	Todd E. Andrews
	Title:	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
	Name:	Joseph P. O’Donnell
	Title:	Vice President